Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

DC-3300 ESSEX, LLC

DATED: JULY 14, 2011

LIMITED LIABILITY COMPANY AGREEMENT

OF

DC-3300 ESSEX, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of DC-3300 ESSEX, LLC (the “Company”) is made and entered into as of this 14th day of July, 2011, by and between CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“CVOP”), PAL DC DALLAS, LLC, a Delaware limited liability company (the “Investing Member”) and JULIA MCCULLOUGH (the “Special Member”).

RECITALS

WHEREAS, CVOP hereby forms the Company to acquire, own, manage and ultimately dispose of the Property (as defined below);

WHEREAS, CVOP, the Investing Member and the Special Member are entering into this Limited Liability Company Agreement of the Company (the “Agreement”) to set forth their relative rights and obligations with respect to the Company;

WHEREAS, as provided in Article IV of this Agreement, the Investing Member and CVOP are each making contributions to the capital of the Company in exchange for Units in the Company;

WHEREAS, the Company has obtained, or will obtain, the Loan (as defined below) from the Lender (as defined below) as an additional source of funds to be used in connection with the Company’s Business;

WHEREAS, the Company will use the proceeds of the capital contributions and the Loan, to acquire the Property and to pay certain expenses incurred in connection with the formation of the Company and the acquisition of the Property.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Whenever used in this Agreement, the following terms shall have the meanings respectively assigned to them in this Article I, unless otherwise expressly provided herein or unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, as amended, supplemented or restated from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 6.9(a).

“Additional Funds Capital” has the meaning set forth in Section 6.9(a).

“Additional Funds Notice” has the meaning set forth in Section 6.9(a).

“Additional Member” means a Person admitted to this Company as a Member pursuant to and in accordance with this Agreement.

“Adjusted Capital Account Deficit” With respect to each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year or other period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provisions of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

“Affiliate” of another Person means (a) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person; (b) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; (d) any officer, director, member or partner of such other Person; and (e) if such other Person is an officer, director, member or partner in a company, the company for which such Person acts in any such capacity.

“Agreement” means this Limited Liability Company Agreement of DC-3300 Essex, LLC, as amended from time to time.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means that certain Deed of Trust, Assignment of Rents and Leases, Collateral Assignment of Property Agreements, Security Agreement and Fixture Filing, (the “Mortgage”) given by the Company (as borrower) for the benefit of the Lender; that certain Promissory Note made by the Company payable to the order of Lender; the Loan Agreement by and between the Company and Lender; the Cash Management Agreement by and between the Company, Lender and Wells Fargo Bank, National Association; the Consent and Agreement of Manager and Subordination of Management Agreement made by Carter Validus Real Estate Management Services, LLC to Lender and consented to by Company; the Environmental Indemnity Agreement made by the Company, the Managing Member and Carter and Associates, L.L.C. in favor of Lender; the Mortgage Loan Cooperation Agreement made by the Company, Managing Member and Carter and Associates, L.L.C., a Georgia limited liability company in favor of Lender, the Deposit Account Control Agreement (Hard Lockbox) among the Company, Lender and Wells Fargo Bank, National Association; the Deposit Account Control Agreement (Access Restricted After Notice), among the Company, Lender and Wells Fargo Bank, National Association; any other Loan Documents (as defined in the Loan Agreement); and all documents and such other agreements, guarantees, indemnities, documents, instruments, certificates or papers contemplated thereby or delivered in connection therewith required by Lender (or any successors or assigns of Lender or in furtherance of the foregoing) and/or amendments to any of the foregoing.

“Business Day” means any day when the New York Stock Exchange is open for trading.

“Capital Account” A capital account maintained for each Member in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Regulations. Subject to the foregoing, a Member’s Capital Account generally will be:

(a) increased by (i) the amount of money contributed by such Member to the Company, including Company liabilities assumed by such Member, (ii) the fair market value (as determined by the Members) of property contributed by such Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Profits (and items thereof) and items of income and gain that are specially allocated to such Member pursuant to Section 5.5; and

(b) decreased by (i) the amount of money distributed to such Member by the Company, including such Member’s individual liabilities assumed by the Company, (ii) the fair market value (as determined by the Members) of all property distributed to such Member by the Company (net of liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Losses (and items thereof) and items of deduction or loss specially allocated to such Member pursuant to Section 5.5.

Upon the transfer of a Membership Interest in the Company, the transferee will succeed to the Capital Account of the transferor with respect to the transferred Membership Interest unless such transfer results in a termination of the Company pursuant to Section 708 of the Code.

“Capital Contribution” means the amount in cash contributed by each Member (or such Member’s original predecessor in interest) to the capital of the Company for its Membership Interest.

“Capital Transaction” means any of (i) a transaction where any debt or liability to which the Property is subject is refinanced; (ii) a sale or exchange of all or a part of the Property outside of the ordinary course of the business of the Company, or (iii) the condemnation or casualty of all or any part of any Property.

“Capital Transaction Proceeds” means proceeds received by the Company as a result of a Capital Transaction decreased by the amount of such proceeds applied to (i) pay all debts and liabilities of the Company that are required to be repaid as a result of such Capital Transaction and any debts and liabilities which the Managing Member elects to cause the Company to pay with such proceeds; (ii) the costs and expenses of the Capital Transaction; and (iii) the establishment or increase of reasonable reserves.

“Carter REIT” means Carter Validus Mission Critical REIT, Inc., a Maryland corporation.

“Cash Flow” means the excess of cash revenues actually received by the Company in respect of Company operations for any period, and the amount of any reduction in reserves of the Company, over Operating Expenses for such period and amount reasonably set aside as reserves during such period. Cash Flow does not include Capital Transaction Proceeds.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 19, 2011, as amended or restated from time to time.

“Change in Control” means, with respect to a proposed Transfer of an interest in the Investing Member, any Transfer where Robert Hurst and/or Alex Hurst no longer directly or indirectly control the day to day business and affairs of the Investing Member without the affirmative vote of any other member/partner in the Investing Member.

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code means that provision in the Code at the date hereof and any succeeding provision of the Code.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means DC-3300 Essex, LLC, a Delaware limited liability company.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis. If the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation is to be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Fiscal Year” means the Company’s fiscal year, which is the calendar year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value (as determined by the Members) of such asset;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as determined by the Managing Member as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Managing Member; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraph (f) of the definition of “Net Profits and Net Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of his or her status as (A) the Managing Member, (B) the Special Member, (C) a Member or (D) a director, officer, employee or agent of the Company, a Member or the Managing Member, and (ii) such other Persons (including Affiliates of the Members or the Company) as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability), in its reasonable discretion.

“Initial Return Multiple” means 1.25.

“Investing Member” means PAL DC Dallas, LLC, including its successors and assigns.

“IRS” means the Internal Revenue Service.

“Lender” means Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership (including its successors and assigns).

“Loan” means that certain loan made by the Lender to the Company in the original principal amount of approximately $16,000,000.00.

“Loan Agreement” means that certain Loan Agreement dated July 14, 2011, by and between the Company and Lender.

“Lockout Period” means the period commencing on the date of the closing of the Loan and ending upon the earlier of (i) twenty-four (24) months following the date on which the Loan is securitized (as such date is determined under the applicable documents evidencing the Loan) or (ii) thirty-six months after the date of the closing of the Loan.

“Managing Member” means CVOP, and any Person who succeeds to CVOP as the Managing Member in accordance with the terms of this Agreement.

“Material Action” means (i) to the fullest extent permitted by law, to dissolve, wind up or liquidate the Company, (ii) to sell or otherwise dispose of all or substantially all of the assets of the Company, (iii) to merge, combine or consolidate with any other entity, or, (iv) to do any of the following: file any insolvency, reorganization case or proceeding, or institute proceedings to have the Company be adjudicated bankrupt or insolvent or be subject to a Bankruptcy; institute proceedings under any applicable insolvency law; seek any relief under any law relating to relief from debts or the protection of debtors; consent to the filing of or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; make any assignment for the benefit of creditors of the Company; admit in writing the Company’s inability to pay its debts generally as they become due; or take action in furtherance of any such action.

“Member” means CVOP or the Investing Member, each as a member of the Company, and includes any Person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company. Notwithstanding the foregoing, the term “Member” shall not include the Special Member.

“Membership Interest” means the limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits, including economic and voting benefits, to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The Membership Interests are evidenced by Units in the Company.

“Member Minimum Gain” means “partner minimum gain,” as defined in Section 1.704-2(g) of the Regulations.

“Member Nonrecourse Deductions” means “partner nonrecourse deductions,” as defined in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Net Profits” and “Net Losses” For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or reduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Electing Contribution” As defined in Section 6.9(d).

“Nonrecourse Deductions” As defined in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liability” As defined in Section 1.704-2(b)(3) of the Regulations.

“Operating Expenses” means (i) all administrative and operating costs and expenses incurred by the Company, and (ii) those administrative costs and expenses of the Managing Member, including any salaries or other payments to directors, officers or employees of the Managing Member, and any accounting and legal expense of the Managing Member, which expenses, the Members have agreed, are expenses of the Company and not the Managing Member.

“Partially Adjusted Capital Account” As defined in Section 5.2(d).

“Percentage Interest” means, with respect to a Member, the percentage obtained by dividing the Units owned by such Member by the total number of Units then outstanding and owned by all Members.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Property” means that certain real property located in Richardson, Texas and commonly known as “Catholic Health Data Center” and all improvements now or hereafter constructed thereon.

“Property Manager” means Carter Validus Real Estate Management Services, LLC, together with any successor property manager appointed pursuant to the terms of this Agreement.

“Rating Agency” has the meaning assigned to that term in the Basic Documents.

“Rating Agency Condition” means (i) with respect to any action taken at any time before the Loan evidenced and secured by the Basic Documents has been sold or assigned to a securitization trust, that the Lender thereunder has consented in writing to such action, and (ii) with respect to any action taken at any time after such Loan has been sold or assigned to a securitization trust, that each Rating Agency shall have notified the Company in writing that such action will not result in a reduction or withdrawal, downgrade or qualification of the then current rating by such Rating Agency of the Loan or any pool of the loans of which the Loan forms a part, or any of securities issued by such securitization trust.

“Regulations” The federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Sections 856 through 860, inclusive, of the Code.

“Return Multiple” for the first thirteen (13) months following the date of this Agreement, means the Initial Return Multiple. Thereafter, the Return Multiple for a relevant month shall be calculated by adding 0.03 to the Return Multiple applicable for the immediately preceding month. For the avoidance of doubt, the Return Multiple for the first thirteen (13) months following the date of this Agreement shall be 1.25 (i.e., the Initial Return Multiple). For the fourteenth (14th) month following the date of this Agreement, the Return Multiple shall be 1.28 (i.e., the Return Multiple for the thirteenth month (1.25) plus 0.03). Applying these principles, the Return Multiple for the fifteenth (15th) month shall be 1.31, the Return Multiple for the sixteenth (16th) month shall be 1.34, and so on.

“Securities Acts” means the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended.

“Special Member” means, a Person bound by this Agreement as a Special Member and who may be admitted to the Company as a member of the Company pursuant to Section 10.7. A Special Member shall only have the rights and duties expressly set forth in this Agreement. Julia McCullough shall be the Special Member unless a substitute Special Member is later appointed by the Company.

“Substitute Member” means any Person admitted to the Company as a Investing Member pursuant to Section 9.3 hereof.

“Transfer” means to offer, sell, assign, hypothecate, pledge or otherwise transfer a Membership Interest.

“Unit” means a fractional, undivided share of the all Membership Interests in the Company. The Units held by each Member are set forth on Exhibit A, as may be amended from time to time. A Member shall receive one (1) Unit for each one dollar ($1.00) of Capital Contributions made to the Company.

ARTICLE II

FORMATION OF THE COMPANY

Section 2.1 FORMATION. The Company is hereby formed as a Delaware limited liability company by the filing of the Certificate of Formation with the Secretary of State of Delaware in accordance with the provisions of the Act and the execution of this Agreement by the Members. CVOP and the Investing Member are each hereby admitted as members of the Company upon their execution of this Agreement. Michael J. Nolan is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of

Delaware, his powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

Section 2.2 NAME. The name of the Company is “DC-3300 Essex, LLC.”

Section 2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company is 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The Managing Member may at any time change the location of such place of business, provided the Managing Member gives notice to the other Members and Lender of any such change.

Section 2.4 REGISTERED OFFICE AND REGISTERED AGENT. The Company’s initial registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s initial registered agent is Corporation Service Company. The registered office and registered agent may be changed from time to time pursuant to the Act and the applicable rules promulgated thereunder.

Section 2.5 TERM. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement and until the cancellation of the Certificate of Formation in the manner required by Section 18-203 of the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE III

BUSINESS OF THE COMPANY

The purpose and nature of the business of the Company is to own, manage, lease and sell, exchange or otherwise dispose of the Property (or portions thereof), and otherwise deal with the Property for the benefit of the Company and any business that may lawfully be conducted by a limited liability company organized pursuant to the Act in connection with the foregoing. Notwithstanding the foregoing, the business of the Company shall be subject to the limitations imposed by Section 6.13. To consummate the foregoing and to carry out the obligations of the Company in connection therewith or incidental thereto, the Managing Member has the authority, in accordance with and subject only to the specific limitations set forth elsewhere in this Agreement, including without limitation Section 6.2, to make, enter into, perform and carry out any arrangements, contracts or agreements of every kind for any lawful purpose, without limit as to amount or otherwise, with any corporation, association, partnership, limited liability company, firm, trustee, syndicate, individual or any political or governmental division, subdivision or agency, domestic or foreign, and generally to make and perform agreements and contracts of every kind and description and to do any and all things necessary or incidental to the foregoing for the protection and enhancement of the assets of the Company.

The Company is hereby authorized to execute, deliver and perform, and the Managing Member on behalf of the Company is hereby authorized to execute and deliver, the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto that are required by Lender to be delivered at the Closing of the Loan, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement; provided, however, any subsequent amendment or modifications to such documents after the initial funding of the Loan shall require the consent of the Investing Member. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member to enter into other agreements on behalf of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 CVOP. As of the date hereof, CVOP has contributed the amount of cash identified on Exhibit A, attached hereto, to the capital of the Company.

Section 4.2 INVESTING MEMBER. As of the date hereof, the Investing Member has contributed the amount of cash identified on Exhibit A, attached hereto, to the capital of the Company.

Section 4.3 SPECIAL MEMBER. The Special Member shall have no obligation to make contributions to the capital of the Company.

Section 4.4 ADDITIONAL CAPITAL CONTRIBUTIONS. The Members shall have no preemptive or other right or obligation to make any additional Capital Contributions or loans to the Company. If the Managing Member determines that it is in the best interests of the Company to provide for additional Company funds for any Company purpose, the Managing Member may cause the Company to obtain such funds as set forth in Section 6.9 (subject to the limitations imposed by Section 6.2 and Article XIV).

Section 4.5 INTEREST. No interest shall be paid on the Capital Contribution of any Member.

Section 4.6 RETURN OF CAPITAL. Except as expressly provided in this Agreement, no Member shall be entitled to demand or receive the return of his Capital Contribution.

Section 4.7 OUTSTANDING UNITS; PERCENTAGE INTEREST. If the number of outstanding Units increases or decreases during a taxable year, the Managing Member shall revise Exhibit A as appropriate to reflect the number of Units owned by each Member. The calculation of the Percentage Interest of each Member at any time and from time to time shall be based on the Units held by each Member at the time such calculation is required to be made.

ARTICLE V

PROFITS, LOSSES AND ACCOUNTING

Section 5.1 ALLOCATION OF NET PROFITS AND NET LOSSES FROM OPERATIONS. The Company’s Net Profit and Net Loss attributable to each Fiscal Year shall be determined as though the books of the Company were closed as of the end of such Fiscal Year. The rules of this Section 5.1 shall apply except as provided in Section 5.4. All Net Profit, Net Loss and any tax credits incurred or accrued by the Company, other than those arising from a Capital Transaction, shall be allocated to the Members in the following manner:

(a) Profits.

(i) First, to the Members, in proportion to and in an amount equal to the Net Losses allocated to the Members pursuant to Section 5.1(b)(vi), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(a)(i);

(ii) Second, to the Investing Member, in an amount equal to the Net Losses allocated to the Investing Member pursuant to Section 5.1(b)(v), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(a)(ii);

(iii) Third, to CVOP, in an amount equal to the Net Losses allocated to CVOP pursuant to Section 5.1(b)(iv), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(a)(iii);

(iv) Fourth, to CVOP, in an amount equal to the cumulative distributions it has received pursuant to Section 8.1(a), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(a)(iv);

(v) Fifth, to the Investing Member, in an amount equal to the cumulative distributions it has received pursuant to Section 8.1(b) that are not treated as a return of its Capital Contributions, taking into account all prior allocations of Net Profits pursuant to this Section 5.1(a)(v); and

(vi) Thereafter, to CVOP.

(b) Losses.

(i) First, in proportion to and in an amount equal to the Net Profits allocated to the Members pursuant to Section 5.1(a)(vi), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(b)(i);

(ii) Second, to the Investing Member in an amount equal to the Net Profits allocated to the Investing Member pursuant to Section 5.1(a)(v), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(b)(ii);

(iii) Third, to CVOP in an amount equal to the Net Profits allocated to CVOP pursuant to Section 5.1(a)(iv), taking into account all prior allocations of Net Profits pursuant to this Section 5.1(b)(iii);

(iv) Fourth, to CVOP until its Capital Account has been reduced to zero;

(v) Fifth, to the Investing Member until its Capital Account has been reduced to zero; and

(vi) Thereafter, to the Members, pro rata in accordance with their respective Percentage Interests.

Section 5.2 ALLOCATION OF NET PROFITS AND NET LOSSES FROM CAPITAL TRANSACTIONS. The Company’s Net Profit and Net Loss attributable to a Capital Transaction in any Fiscal Year shall be allocated in accordance with this Section 5.2. The rules of this Section 5.2 shall apply except as provided in Section 5.5.

(a) After all allocations have been made pursuant to Section 5.5, items comprising Net Profit or Net Loss attributable to a Capital Transaction shall be allocated so as to make, as nearly as possible, each Member’s Capital Account balance equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) such Member’s share of Company Minimum Gain and (y) such Member’s share of Member Minimum Gain, from (ii) such Member’s Target Amount (as defined below) at the end of the Fiscal Year in which the Capital Transaction occurred (the “Target Capital Account”).

(b) Except to the extent otherwise required by applicable law: (i) in applying subsection (a), to the extent possible each item comprising Net Profit or Net Loss attributable to a Capital Transaction shall be allocated among the Members in the same proportions as each other such item; and (ii) to the extent necessary to produce the result prescribed by subsection (a), items of income and gain shall be allocated separately from items of loss and deduction, in which event the proportions applicable to items of income and gain shall (to the extent permitted by law) be applicable to items of credit.

(c) For these purposes, the “Target Amount” of a Member at the end of any relevant Fiscal Year means the amount which such Member would then be entitled to receive if, immediately following such Fiscal Year: (i) all of the assets of the Company were sold for cash equal to their respective Gross Asset Values (or in the case of assets subject to a Nonrecourse Liability or a “partner nonrecourse debt liability” as defined in Section 1.704-2 of the Regulations, the amount of such liabilities if greater than the aggregate book values of such assets); and (ii) the proceeds of such sale were applied to pay all debts of the Company with the balance distributed as provided in Section 8.2 provided, however, that if the sale described in clause (i) would not generate proceeds sufficient to pay all debts of the Company, the Members shall be considered entitled in the aggregate to receive, pursuant to Section 8.2, a negative amount equal to the excess of such debts over such proceeds.

(d)(i) If the Company has Net Profits from a Capital Transaction (determined prior to giving effect to this Section 5.2(d)), each Member whose Capital Account, prior to taking into account Sections 5.2(a) and 5.2(b) (“Partially Adjusted Capital Account”), is greater than his Target Capital Account for such Fiscal year shall be specially allocated items of Company expenses or loss for such Fiscal Year equal to the difference between his Target Capital Account and his Partially Adjusted Capital Account. In the event the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be divided among such Members in proportion to such differences.

(ii) If the Company has Net Losses from a Capital Transaction (determined prior to giving effect to this Section 5.2(d)), each Member whose Target Capital Account is greater than his Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between his Target Capital Account and his Partially Adjusted Capital Account. In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among the Members in proportion to such differences.

The availability of items of income, gain, expense, or loss to be specially allocated pursuant to this Section 5.2(d) shall be determined after giving full effect to all of the other provisions of this Section 5.2 and Section 5.5.

Section 5.3 LIMITATION ON LOSS ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no loss or item of deduction shall be allocated to a Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit as of the last day of the Fiscal Year or other period to which such allocation relates. Any amounts not allocated to a Member pursuant to the limitations set forth in this paragraph shall be allocated to the other Members to the extent possible without violating the limitations set forth in this paragraph, and any amounts remaining to be allocated shall be allocated among the Members in accordance with the provisions of Section 5.1.

Section 5.4 INTENTION AND CONSTRUCTION OF ALLOCATIONS. It is the intention of the Members to allocate Net Profits and Net Losses attributable to Capital Transactions in such a manner as to cause each Member’s Capital Account to always equal the amount of cash such Member would be entitled to receive if the Company sold its assets for their Gross Asset Values and, after satisfying all Company liabilities, the proceeds from such sale, as well as all other funds of the Company, were then distributed to the Members pursuant to Section 8.2. These provisions shall be so interpreted as necessary to accomplish such result.

Section 5.5 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Company Minimum Gain during a Fiscal Year, each Member shall be allocated (before any other allocation is made pursuant to this Article V) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Company Minimum Gain.

(i) The determination of a Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Regulation Section 1.704-2(g).

(ii) The items to be specially allocated to the Members in accordance with this Section 10.4(a) shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).

(iii) This Section 5.5(a) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback.

(i) Except as otherwise provided in Section 1.704-2(i)(4), in the event there is a net decrease in Member Minimum Gain during a Fiscal Year, each Member who has a share of that Member Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4) shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain.

(ii) Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).

(iii) This subsection 10.4(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset Allocation. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) which would cause such Member to have an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.5(c) is intended to constitute a “qualified income offset” in satisfaction of the alternate test for economic effect set forth in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to this Agreement, plus (ii) such Member’s distributive share of Company Minimum Gain as of such date, plus (iii) such Member’s share of Member Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.5(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made, except assuming that Section 5.5(c), and this Section 5.5(d) were not contained in this Agreement.

(e) Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(f) Allocation of Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

Section 5.6 BUILT-IN GAIN OR LOSS/SECTION 704(c) TAX ALLOCATIONS. In the event that the Gross Asset Value of Company assets are adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), the Members’ distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Gross Asset Value. Any deductions, income, gain or loss specially allocated pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account for purposes of determining Net Profits or Net Losses or for purposes of adjusting a Member’s Capital Account.

Section 5.7 RECAPTURE. Ordinary taxable income arising from the recapture of depreciation and/or investment tax credit shall be allocated to the Members in the same manner as such depreciation and/or investment tax credit was allocated to them.

Section 5.8 PROHIBITION AGAINST RETROACTIVE ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated any loss, credit or income attributable to a period prior to his admission to the Company. In the event that a Member transfers all or a portion of such Member’s Membership Interest, or if there is a reduction in a Member’s Percentage Interest due to the admission of new Members or otherwise, each Member’s distributive share of Company items of income, loss, credit, etc., shall be determined by taking into account each Member’s varying interests in the Company during the Company’s taxable year. For this purpose, unless the Managing Member, in its sole discretion, elects to provide for an interim closing of the Company’s books, each Member’s distributive share shall be estimated by taking the pro rata portion of the distributive share such Member would have included in his taxable income had he maintained its Percentage Interest throughout the Company year. Such proration shall be based upon the portion of the year during which such Member held the Percentage Interest, except that extraordinary, non-recurring items shall be allocated to the Persons holding Company interests at the time such extraordinary items occur.

Section 5.9 ALLOCATION OF NONRECOURSE LIABILITIES. The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated as prescribed by the Regulations.

Section 5.10 ALTERNATIVE ALLOCATIONS. It is the Members’ intention that each Member’s distributive share of income, gain, loss, deduction, credit (or item thereof) be determined and allocated consistently with the provisions of the Code, including Sections 704(b) and 704(c) of the Code. If the Managing Member deems it necessary in order to comply with the Code, the Managing Member may, relying upon the advice of the Company’s accountants, allocate income, gain, loss, deduction or credit (or items thereof) arising in any year differently than as provided for in this Article V if, and to the extent, (a) allocating income, gain, loss, deduction or credit (or item thereof) would cause the determinations and allocations of each Member’s distributive share of income, gain, loss, deduction or credit (or item thereof) not to be permitted by the Code and any applicable Regulations or (b) such allocation would be inconsistent with a Member’s interest in the Company taking into consideration all facts and circumstances. Any allocation made pursuant to this Section 5.10 will be a complete substitute for any allocation otherwise provided for in this Agreement, and no further amendment of this Agreement or approval by any Member is necessary to effectuate such allocation. In making any such allocations under this Section 5.10 (“New Allocations”) the Managing Member may act in reliance upon advice of counsel to the Company or the Company’s regular accountants that, in either case, in their respective opinions after examining the relevant provisions of the Code and any current or future proposed or final Regulations, the New Allocations are necessary in order to ensure that, in either the then-current year or in any preceding year, each Member’s distributive share of income, gain, loss, deduction or credit (or items thereof) is determined and allocated in accordance with the Code and such Member’s interest in the Company. New Allocations made by the Managing Member in reliance upon the advice of counsel or accountants as described in this section will be deemed to be made in the best interests of the Company and all of the Members consistent with the duties of the Managing Member under this Agreement and any such New Allocations will not give rise to any claim or cause of action by any Member against the Company or any Managing Member.

Section 5.11 SECTION 754 ELECTIONS. The Managing Member may elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s assets for all transfers of Membership Interests if such election would benefit any Member or the Company.

Section 5.12 ACCOUNTING.

(a) The books of the Company shall be kept on the accrual basis and in accordance with generally accepted accounting principles consistently applied.

(b) The fiscal year of the Company shall be the calendar year.

(c) The Managing Member shall be the Tax Matters Partner of the Company within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the Managing Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The Managing Member shall have the right to retain professional assistance in respect of any audit of the Company by the IRS, and all out-of-pocket expenses and fees incurred by the Managing Member on behalf of the Company as Tax Matters Partner shall constitute Operating Expenses of the Company. In the event the Managing Member receives notice of a final Company adjustment under Section 6223(a)(2) of the Code, the Managing Member shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to each Investing Member on the date such petition is filed, or (ii) mail a written notice to each Investing Member, within such period, that describes the Managing Member’s reasons for determining not to file such a petition.

(d) Except as specifically provided herein, all elections required or permitted to be made by the Company under the Code shall be made by the Managing Member in its sole discretion.

(e) Any Member shall have the right to inspect the books and records of the Company, provided such audit is made at the expense of the Member desiring it, such inspection is made during normal business hours and such audit is for a purpose reasonably related to such Member’s legitimate interest as a Member.

ARTICLE VI

MANAGEMENT

Section 6.1 GENERAL. Subject to Section 6.2, Article XIV and any other restrictions specifically contained in this Agreement, the Managing Member shall have full, complete and exclusive discretion to manage and control the business and affairs of the Company and make all decisions affecting the business and assets of the Company without the approval of any other Member. Without limiting the generality of the foregoing (but subject to the restrictions specifically contained in this Agreement, including without limitation, Section 6.2 and Article XIV), the Managing Member shall have the power and authority to take the following actions on behalf of the Company:

(a) to own, manage, lease and dispose of the Property or any other property or assets consistent with the purpose of the Company set forth in Article III that is not inconsistent with the Carter REIT’s qualification as a REIT;

(b) to make improvements (including renovations) on or to the Property;

(c) to borrow money for the Company, issue evidences of indebtedness in connection therewith, refinance, guarantee, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any indebtedness or obligation of or to the Company, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Company’s assets;

(d) to pay, either directly or by reimbursement, for all Operating Expenses to third parties or to the Members (as permitted by this Agreement);

(e) to lease all or any portion of any of the Company’s assets, whether or not any portion of the Company’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the Managing Member may determine;

(f) to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Company, on such terms and in such manner as the Managing Member may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Members, the Company, or the Company’s assets;

(g) to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company’s assets or any other aspect of the Company business;

(h) to make or revoke any election permitted or required of the Company by any taxing authority;

(i) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Company, for the conservation of Company assets, or for any other purpose convenient or beneficial to the Company, in such amounts and such types as the Managing Member shall determine from time to time;

(j) to retain providers of services of any kind or nature in connection with the Company business and to pay therefor such reasonable remuneration as the Managing Member may deem proper;

(k) to negotiate and conclude agreements on behalf of the Company with respect to any of the rights, powers and authority conferred upon the Managing Member;

(l) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Company;

(m) to distribute Company cash or other Company assets in accordance with this Agreement;

(n) to establish Company reserves for working capital, capital expenditures, contingent liabilities or any other valid Company purpose;

(o) to do any and all acts and things necessary or prudent to ensure that the Company will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code;

(p) to restate Exhibit A hereto to reflect accurately at all times the Capital Contributions of the Members, the number of Units held by each Member, the admission of any Additional Member or any Substitute Member or otherwise, which restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in Exhibit A hereto otherwise is authorized by this Agreement; and

(q) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts the Managing Member deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Company (including, without limitation, all actions consistent with qualification of the Carter REIT as a REIT) and to possess and enjoy all of the rights and powers of a managing member as provided by the Act.

The Investing Member agrees that the Managing Member is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Company without any further act, approval or vote of the Investing Member, subject only to Article XIV, Section 6.2, Article XI and any other restrictions imposed under this Agreement, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the Managing Member or the Company of any agreement authorized or permitted under this Agreement shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company or the Investing Member or any other Persons under this Agreement or of any duty stated or implied by law or equity.

Except as otherwise provided herein, to the extent the duties of the Managing Member require expenditures of funds to be paid to third parties, the Managing Member shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Managing Member, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company.

Section 6.2 MAJOR DECISIONS.

(a) Notwithstanding Section 6.1 or any other provision of this Agreement to the contrary, but in any event subject to the additional restrictions set forth in Article XIV herein, all Major Decisions proposed to be taken by the Company shall require the unanimous approval of the Members, which such approval shall not be unreasonably withheld.

(b) Each of the following is a “Major Decision” for purposes of this Agreement:

(i) extending credit, making loans or becoming or acting as a surety, guarantor, endorser or accommodation endorser or modifying any obligations relating to the foregoing except (x) in connection with negotiating checks or other instruments received by the Company, or (y) the incurrence of accounts receivables or other similar arrangements in the normal course of the Company’s Business;

(ii) except for the Loan, the Basic Documents, or trade payables incurred in the normal course of the Company’s Business, obtaining financing or refinancing for, or otherwise incurring any indebtedness of the Company, any subsidiary or any assets of the Company or any subsidiary; approving or executing the documents evidencing any such financing or refinancing or any amendments or modifications thereof; and/or selecting the lender or lenders providing any such financing or refinancing;

(iii) placing or suffering of any other lien or encumbrance on or affecting the Property or any portion thereof other than in connection with the Loan;

(iv) acquiring any land or other real property or any interest therein other than the Property;

(v) making and/or implementing any decision to form any subsidiary entity (including a corporation, partnership, limited liability company, trust or other entity) and/or to assign, transfer or convey all or any portion of the Property or any other asset or property or the rights to acquire the Property or any other asset or property to any subsidiary entity and the execution and delivery of any documents, agreements or instruments implementing, evidencing or relating to any such decision or action (including any organizational documents relating to any subsidiary entity):

(vi) except as set forth on Schedule 6.2(b)(vi), entering into any agreement or contract for goods, services or property, or any other transaction, with any Member or any Affiliate of any Member or paying any compensation, remuneration or other consideration or any kind to any Member or any Affiliate of any Member, or determining the amount of overhead and other reimbursements payable to any Member or any of their Affiliates or modifying or amending any such agreement, contract, transaction, compensation, reimbursements or consideration so approved;

(vii) causing the Company to consolidate or merge with or into any other Person or to enter into any business combination, joint venture, partnership, limited liability company or other entity, or any other profit participation or sharing agreement or arrangement, with any other Person for the ownership, operation or financing of the Property;

(viii) commence, join in or settle any claim, action, suit or proceeding by, against or involving the Company that may materially affect the financial condition or operations of the Company;

(ix) the sale of all or any portion of the Property;

(x) subject to the requirements of Section 14.3 (which apply during the period in which the Loan is outstanding), the institution of proceedings to have the Company adjudicated bankrupt or insolvent, or the filing of a petition seeking reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy;

(xi) subject to the requirements of Section 14.3 (which apply during the period in which the Loan is outstanding), the consent to the institution of bankruptcy or insolvency proceedings against the Company, or the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its assets;

(xii) acquiring any material personal property, equipment or other assets or business by the Company that are not in connection with or will not serve the Property;

(xiii) subject to the requirements of Section 14.3 (which apply during the period in which the Loan is outstanding), the making of any assignment for the benefit of the creditors of the Company;

(xiv) subject to the requirements of Section 14.3 (which apply during the period in which the Loan is outstanding), the admission in writing of the Company’s inability to pay its debts generally as they become due;

(xv) in the event of the substantial destruction or substantial damage to the Property, the determination of whether to apply any insurance proceeds received to the restoration of the Property or to distribute such proceeds; and

(xvi) to the fullest extent permitted by law, the dissolution or liquidation of the Company.

Section 6.3 DELEGATION OF AUTHORITY. The Managing Member may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Company, which Person may, under supervision of the Managing Member, perform any acts or services for the Company as the Managing Member may approve. The Members hereby agree that the Managing Member is authorized to enter into a property management agreement with the Property Manager; provided, however, that such property management agreement shall be terminable, without penalty, on thirty (30) days written notice by the Company; provided that such termination complies with all applicable requirements contained in the Basic Documents relating to the removal and appointment of a new property manager.

Section 6.4 DUTIES OF MANAGING MEMBER.

(a) The Managing Member, subject to the limitations set forth in this Agreement, shall manage or cause to be managed the affairs of the Company in a prudent and businesslike manner and at all times act and exercise its discretion hereunder in a reasonable manner consistent with its fiduciary duty to the Members and shall devote sufficient time and effort to the Company affairs.

(b) In carrying out its obligations, the Managing Member shall:

(i) Render annual reports to all Members with respect to the operations of the Company, together with any other reports (monthly, quarterly or otherwise) as may be reasonably requested by the Member to enable such Member to be timely informed regarding the business and operations of the Company, provided such reports are produced by the Managing Member in the ordinary course of business;

(ii) On or before March 31st of every year, mail to all Persons who were Members at any time during the Company’s prior fiscal year an annual report of the Company, including all necessary tax information, and any other information regarding the Company and its operations during the prior fiscal year deemed by the Managing Member to be material;

(iii) Maintain complete and accurate records of all business conducted by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection and audit by any Member or such Member’s duly authorized representative (at the sole expense of such Member) during regular business hours and at the principal office of the Company; and

(iv) Cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under the laws of the State of Delaware.

Section 6.5 LIABILITY OF MANAGING MEMBER; INDEMNIFICATION.

(a) The Managing Member shall not be liable for the return of all or any part of the Capital Contributions of the Members. Any returns shall be made solely from the assets of the Company according to the terms of this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, none of the Managing Member nor the Company nor any of their respective officers, directors, agents or employees shall be liable or accountable in damages or otherwise to the Company, any Members or any assignees, or any of their successors or assigns, for any losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission; provided, however, such actions or decisions were taken or made with a good faith belief that they were within the scope of the purposes of the Company and the authority granted to the Managing Member, and such actions or decisions do not constitute a breach of any material provision of this Agreement, fraud, gross negligence or willful misconduct in connection with the business and affairs of the Company. The Managing Member shall not be responsible for any misconduct or negligence on the part of any agent appointed by it in good faith pursuant to Section 6.3 hereof and provided that such appointment does not constitute a breach of any material provision of this Agreement, fraud, gross negligence or willful misconduct in connection with the business and affairs of the Company.

(c) The Company shall indemnify an Indemnitee to the fullest extent permitted by law and save and hold it harmless from and against, and in respect of, any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. Notwithstanding the foregoing, this indemnification shall not apply if: (A) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (B) the Indemnitee actually received an improper personal benefit in money, property or services; (C) the act or omission constitutes a breach of any material provision of this Agreement, fraud, gross negligence or willful misconduct in connection with the business and affairs of the Company; or (D) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.5(c). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.5(c). Any indemnification pursuant to this Section 6.5 shall be made only out of the assets of the Company, and any insurance proceeds from the liability policy covering the Managing Member and any Indemnitee.

(d) To the fullest extend permitted by law, the Company may reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 6.5 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(e) The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(f) The Company may purchase and maintain insurance on behalf of the Indemnitees, and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) For purposes of this Section 6.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.5; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by the Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.

(h) In no event may an Indemnitee subject the Investing Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(i) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s liability to the Company and the Investing Member under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted. The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(k) Notwithstanding any other provisions of this Agreement to the contrary (other than Section 6.10 (including, without limitation, the right therein of the Investing Member to sell the Property), Section 8.1, Section 8.2 and Section 9.9), or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order to comply with the provisions of Section 6.13 is expressly authorized under this Agreement and is deemed approved by the Investing Member.

Section 6.6 FEES; COMPENSATION; REIMBURSEMENTS.

(a) The Managing Member, as such, shall not receive any compensation for services rendered to the Company except as in accordance with the provisions of Sections 6.2(b)(vi) and 6.8 herein.

(b) Upon the execution of this Agreement, the Investing Member shall be reimbursed for actual out of pocket legal fees and travel and consultant expenses it occurred in connection with the closing of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the amount of such reimbursement shall not exceed $50,000.

Section 6.7 RELIANCE ON ACT OF MANAGING MEMBER. No financial institution or any other Person, firm or corporation dealing with the Managing Member or the Company shall be required to ascertain whether the Managing Member is acting in accordance with this Agreement, but such financial institution or such other Person, firm or corporation shall be protected in relying solely upon the assurance of and the execution of any instrument or instruments by the Managing Member.

Section 6.8 OUTSIDE SERVICES; DEALINGS WITH AFFILIATES; OUTSIDE ACTIVITIES.

(a) Except as set forth on Schedule 6.2(b)(vi) or with the written approval of the Investing Member (which such approval shall not be unreasonably withheld), the Managing Member shall not (i) enter into any agreement or contract for goods, services or property, or any other transaction, with any Member or any Affiliate of any Member, (ii) cause the Company to pay any compensation, remuneration or other consideration or any kind to any Member or any Affiliate of any Member, (iii) determine the amount of overhead and other reimbursements payable to any Member or any of their Affiliates or modifying, or (iv) amend any such agreement, contract, transaction, compensation, reimbursements or consideration so approved.

(b) Any officer, director, employee, agent, trustee, Affiliate, partner, member or shareholder of a Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities substantially similar or identical to those of the Company and may compete with the Company. Neither the Company nor any other Member shall have any rights by virtue of this Agreement in any business ventures of such Person.

Section 6.9 ADDITIONAL CAPITAL TO THE COMPANY.

(a) If the Managing Member determines that additional funds (“Additional Funds”) are required by the Company for any purpose relating to the business of the Company or for any of its obligations, expenses, costs, or expenditures, including operating deficits, the Managing Member may request that the Members make additional capital contributions (such capital, the “Additional Funds Capital”) to cover such needs by delivering written notice to the Members (such notice, the “Additional Funds Notice”). In accordance with the provisions of this Section 6.9, the Members shall have the right, but not the obligation, to contribute such requested Additional Funds Capital. Notwithstanding the foregoing, prior to the second year anniversary of the date of this Agreement, the Managing Member may not request the Members to contribute

Additional Funds Capital if such request would result in the Members, in the aggregate, having contributed Additional Funds Capital in excess of $1,000,000. In addition, after the second year anniversary of the date of this Agreement, CVOP shall not have the right nor the obligation to contribute any Additional Funds Capital and the Investing Member is the only Person entitled, but not obligated, to contribute such Additional Funds Capital. In all instances, the ability of the Members to contribute and the Company to accept Additional Funds Capital shall be subject to the approval of the Lender, to the extent such approval is required under the Basic Documents.

(b) The Additional Funds Notice shall state: (i) the amount of Additional Funds that are required; (ii) a general description of the reason why such Additional Funds are required; (iii) each Member’s pro rata portion of the Additional Funds (which shall be based on the relative Percentage Interests of the Members); (iv) the general terms for the proposed Additional Funds Capital (it being agreed that the preferred rate, if any, shall not exceed 8% per annum, such contributions shall have a priority on repayment to the Units and any such Units or other forms of interest issued in connection therewith shall have no voting or other control rights and in no way shall change or otherwise effect the decisions and control as set forth herein); and (v) a request date for each Member to contribute the Additional Funds Capital (which date shall be at least ten (10) Business Days after the date of the Additional Funds Notice).

(c) If both CVOP and the Investing Member contribute the Additional Funds Capital requested pursuant to the Additional Funds Notice, such Additional Funds Capital shall have the economic terms contained in the Additional Funds Notice.

(d) In the event that one of CVOP or the Investing Member elect not to contribute Additional Funds Capital, then the Member contributing Additional Funds Capital shall have the option to also contribute capital to the Company in the amount of the non-electing Member’s pro rata share of the Additional Funds (such contribution, a “Non-Electing Contribution”). The terms of any Non-Electing Contribution shall be the less favorable of (i) the terms contained in the Additional Funds Notice, or (ii) the terms that could be obtained from a third party on an arm’s length basis.

(e) The provisions of this Section 6.9 are subject to the provisions contained in Article XIV.

Section 6.10 INVESTING MEMBER OPTION TO TAKE OVER MANAGEMENT OF COMPANY. Notwithstanding anything to the contrary in this Agreement, but subject to any applicable provisions in the Basic Documents (including, without limitation, that the Investing Member is a “Qualified Equityholder” (as such term is defined in the Loan Agreement)), from and after the second anniversary of the date of this Agreement, the Investing Member shall have the option, by providing written notice to CVOP, to become the Managing Member and succeed to all rights of the Managing Member under this Agreement but shall not be subject to any limitations currently imposed on the Managing Member pursuant to the terms of this Agreement (other than Section 6.11 and Article XIV) including without limitation Section 6.2; provided, however, upon Investing Member’s election of such option, CVOP shall retain the right to approve the Major Decisions set forth in Section 6.2(b)(i), Section 6.2(b)(iv) - provided that CVOP shall not have a consent right over tenant improvements, Section 6.2(b)(v) - provided that CVOP shall not have a consent right over the formation of a wholly owned subsidiary, Section 6.2(b)(vi), Section 6.2(b)(vii) - provided that CVOP shall not have a consent right over the combination, merger, etc. into or with a wholly owned subsidiary, and Sections 6.2(b)(x) through 6.2(b)(xvi). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, including, without limitation, Section 6.13, but in any event subject to Article XIV of this Agreement, if the Investing Member elects to assume the management and control of the business and become the Managing Member as provided for in this Section 6.10, it shall also have the right, without the consent or approval of any other Member, to (i) subject to the satisfaction of the requirements set forth in the Basic Documents (A) sell or refinance the Property on such terms as it deems satisfactory, including, without limitation, such actions necessary to effectuate such sale or refinancing and (B) for purposes of the Basic Documents, CVOP hereby irrevocably consents to such sale or refinancing of the Property as then determined in the sole discretion of the Investing Member, and (ii) replace the Property Manager; provided that the Investing Member complies with all applicable requirements contained in the Basic Documents relating to the replacement of the Property Manager and appointment of a new property manager.

Section 6.11 PROVISIONS GOVERNING SALE OF PROPERTY. The Members hereby acknowledge that the Loan contains prepayment restrictions during the Lockout Period. Notwithstanding anything to the contrary in this Agreement, the Members hereby agree that, during the Lockout Period, the Property can only be sold in a transaction where the Loan is assumed by the purchaser (all in accordance with the documentation evidencing the Loan) or such sale otherwise complies with the terms of the documentation evidencing the Loan.

Section 6.12 REAL ESTATE OPERATING COMPANY PROVISIONS. The Company or the Managing Member is intended to be or is otherwise established as a “real estate operating company” (a “REOC”) as that term is defined in 29 C.F.R. Section 2510.3-101(e). The Managing Member will conduct its own affairs and operations or those of the Company in such a manner that one or both qualify as a REOC.

Section 6.13 REIT PROVISIONS.

(a) The Company and the Members acknowledge and agree that Carter REIT, which owns CVOP and therefore an indirect interest in the Company, is treated as a “real estate investment trust,” within the meaning of Code Section 856, and is therefore subject to the requirements set forth in Code Sections 856 through 859.

(b) Notwithstanding anything else in this Agreement, without the prior written approval of CVOP, the Company shall not take any action that would result in any of the following consequences to the Company (treating the Company as if it were a REIT, but only with respect to assets and operational matters as opposed to ownership), without the prior written consent of CVOP:

(i) to recognize any income that would cause the Company to fail to satisfy either the “75 percent gross income test” set forth in Code Section 856(c)(3) or the “95 percent gross income test” set forth in Code Section 856 (c)(2);

(ii) to hold any property that would cause the Company to fail to satisfy on the last day of each calendar quarter (determined taking into account the cure period rules set forth in Code Section 856(c)(4)) any of (A) the “75 percent asset test” set forth in Code Section 856(c)(4)(A), (B) the “25 percent asset test” set forth in Code Section 856(c)(4)(B)(i), (C) the “25 percent value limitation” set forth in Code Section 856(c)(4)(B)(ii), (D) the “5 percent value limitation” set forth in Code Section 856(c)(4)(B)(iii)(I), or (E) the “10 percent vote and value limitations” set forth in Code Sections 856(c)(4)(B)(iii)(II) and (III); and

(iii) to engage in a transaction that reasonably could be expected to be treated as a “prohibited transaction” within the meaning of Code Section 857(b)(6)(B)(iii) unless the transaction qualifies for the safe harbor with respect to a “prohibited transaction” set forth in Code Section 857(b)(6)(C) (taking into account any other “safe harbor” transactions engaged in by the Carter REIT or any Affiliate (including any joint venture, partnership or limited liability company in which the Carter REIT or an Affiliate invests), which information CVOP will provide to the Company upon written request).

ARTICLE VII

INVESTING MEMBER MATTERS

Section 7.1 RIGHTS OF INVESTING MEMBER.

(a) The Company may engage the Investing Member or Persons or firms associated with it for specific purposes and may otherwise deal with such Members on terms and for compensation to be agreed upon by any such Member and the Company. The Investing Member may not participate in the management or control of the business of the Company except as provided in Section 6.2 and Section 6.10 of this Agreement, or as otherwise permitted in this Agreement.

(b) The Company’s books shall be kept at the principal place of business of the Company and at all times, during reasonable business hours and at the Investing Member’s sole expense, the Investing Member shall be entitled to inspect and copy any of them and have on demand true and full information of all things affecting the Company and a formal accounting of Company affairs whenever circumstances render it just and reasonable.

(c) Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the Special Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Special Member of the Company. The Investing Member is liable to the Company only to make its Capital Contribution as and when due hereunder. After its Capital Contribution is fully paid, the Investing Member shall not, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Company.

Section 7.2 [INTENTIONALLY OMITTED]

Section 7.3 OWNERSHIP BY INVESTING MEMBER OF CVOP OR AFFILIATE. The Investing Member shall not at any time, either directly or indirectly, own any interest in CVOP or in any Affiliate thereof if such ownership by itself would, in the opinion of counsel for the Company, jeopardize the classification of the Company as a partnership for federal income tax purposes or the Carter REIT as a REIT for federal income tax purposes. CVOP shall be entitled to make such reasonable inquiry of the Investing Member as is required to establish compliance by the Investing Member with the provisions of this Section 7.3 and the Investing Member shall promptly and fully respond to such inquiries.

Section 7.4 WARRANTIES AND REPRESENTATIONS OF THE INVESTING MEMBER. The Investing Member hereby makes the following representations and warranties to the Company and CVOP:

(a) It is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware.

(b) It has all requisite legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder.

(c) The execution, delivery and performance by the Investing Member of this Agreement have been duly authorized by all necessary corporate action.

(d) This Agreement has been duly executed and delivered by the Investing Member and constitutes the legal, valid and binding obligation of the Investing Member enforceable against the Investing Member in accordance with its terms.

(e) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated thereunder nor compliance with or fulfillment of the terms and conditions and provisions thereof, will conflict with, result in a breach or violation of the terms, conditions or provisions of, or constitute a default, or an event of default under any contract, agreement, indenture, instrument, note, mortgage, lease, or other obligation to which the Investing Member is a party or by which the Investing Member is bound.

(f) To the best of its knowledge, the Investing Member (i) is and will remain in compliance with all applicable anti-money laundering laws, including, without limitations, the USA Patriot Act, and the laws administered by OFAC, including, without limitation, Executive Order 13224; (ii) is not and will not be, nor is or will any Affiliate of the Investing Member be, on the Specially Designated Nationals and Blocked Persons List maintained by OFAC, and (iii) is not and will not otherwise be identified by a government entity or legal authority as a person with whom a U.S. Person (as defined below) is prohibited from transacting business. As used herein, “U.S. Person” shall mean any United States citizen, any permanent resident, alien, any entity organized under the laws of the United States (including foreign branches).

(g) The Investing Member is a sophisticated investor and qualifies as an “Accredited Investor” within the meaning of Regulation D under the Securities Act of 1933, as amended.

(h) The Investing Member has had ample opportunity to discuss with its legal and financial advisors all documents and information furnished to it (including the documentation listed in Exhibit B) and to ask such advisers questions about such documents and information and the risks associated with its investment in the Company. The Investing Member has thoroughly evaluated the risks and merits of its investment in the Company.

(i) The Investing Member acknowledges that the Company’s investments may involve a high degree of risk, and there is no assurance as to the performance of, or rate of return on, any such investment. The Investing Member represents that it can bear the economic risks of such an investment for an indefinite period of time and that an investment in the Company is a suitable investment for it.

Section 7.5 INDEMNIFICATION BY INVESTING MEMBER. The Investing Member hereby agrees to indemnify CVOP, the Carter REIT and hold CVOP, its officers and directors and the Company and its Members and each of their respective representatives, successors and assigns harmless from and against any and all claims, demands, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) arising out of or in connection with the inaccuracy of the warranties and representations made by such Investing Member under Section 7.4 above.

ARTICLE VIII

DISTRIBUTIONS AND PAYMENTS TO MEMBERS

Section 8.1 DISTRIBUTIONS OF CASH FLOW. Subject to any applicable restrictions contained in the Basic Documents, the Managing Member shall cause the Company to distribute its Cash Flow on a monthly basis in the following manner:

(a) Until the one-year anniversary of the date of this Agreement, 100% to the Managing Member;

(b) After the one-year anniversary of this Agreement and subject to Section 8.3, 100% to the Investing Member until it has received an amount equal to the product of its Capital Contribution times the Return Multiple for the month of such distribution; and

(c) Thereafter, 100% to CVOP.

The foregoing distributions shall not be affected by any requirement or provision contained in this Agreement that the Company be operated in a manner so that Carter REIT continues to qualify as a REIT.

Section 8.2 DISTRIBUTION OF DISPOSITION PROCEEDS. The Managing Member shall cause the Company to distribute Capital Transaction Proceeds within thirty (30) days after the receipt of such proceeds by the Company in the following manner:

(a) Subject to Section 8.3, 100% to the Investing Member until it has received an amount equal to the product of its Capital Contribution times the applicable Return Multiple for the month of such distribution; and

(b) Thereafter, 100% to CVOP.

The foregoing distributions shall not be affected by any requirement or provision contained in this Agreement that the Company be operated in a manner so that Carter REIT continues to qualify as a REIT.

Section 8.3 DE FACTO REDEMPTION OF INVESTING MEMBER. Notwithstanding anything to the contrary in this Agreement, once the Investing Member has received pursuant to Section 8.2, with respect to a given month, a cumulative amount equal to the product of its Capital Contribution times the applicable Return Multiple for such month, the Investing Member shall cease to be a Member of the Company and shall not have any future rights with respect to the Company (including, without limitation, rights to distributions under either Sections 8.1 or 8.2 or otherwise). In such event, the Investing Member shall execute such assignments and other documents as the Managing Member may reasonably request to evidence such redemption; provided that the Investing Member shall automatically cease to be a Member regardless of whether it executes such documents.

Section 8.4 NO RIGHT TO DISTRIBUTIONS IN KIND. No Member shall be entitled to demand property other than cash in connection with any distribution by the Company.

Section 8.5 WITHDRAWALS. No Member shall be entitled to make withdrawals from its Capital Account, or resign as a Member, except as expressly provided herein.

Section 8.6 LIMITATIONS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

ARTICLE IX

TRANSFERS OF INTERESTS

Section 9.1 CVOP. CVOP may not Transfer its Membership Interest, in whole or in part, whether voluntarily or by operation of law or at judicial sale or otherwise, without the written consent of the Investing Member, which consent may be withheld in the sole and absolute discretion of the Investing Member. Investing Member may require, as a condition of any Transfer, that the transferor assume all costs incurred by the Company in connection therewith. Notwithstanding the foregoing, CVOP may Transfer all but not less than all of its Membership Interest to a Person that at all times remains, directly, or indirectly, wholly owned by CVOP or Carter REIT.

Section 9.2 INVESTING MEMBER .

(a) Except as otherwise provided in this Article IX, the Investing Member may not Transfer its Membership Interest, in whole or in part, whether voluntarily or by operation of law or at judicial sale or otherwise, without the written consent of CVOP, which consent may be withheld in the sole and absolute discretion of CVOP. CVOP may require, as a condition of any Transfer, that the transferor assume all costs incurred by the Company in connection therewith and the satisfaction of the conditions of this Section 9.2.

(b) Notwithstanding Section 9.2(a), Transfers of interests in the Investing Member are allowed, but only if, (i) the requirements of Sections 9.2(c) and 9.2(d) are satisfied (as applied by treating the proposed transferor as the Investing Member for purposes of those sections, (ii) such proposed Transfer would not cause the termination of the Company under Section 708(b)(1)(B) of the Code, and (iii) such proposed Transfer does not result in a Change in Control of the Investing Member. Notwithstanding the foregoing, CVOP and the Company acknowledge that the Investing Member intends to syndicate its investor/limited partner interests (i.e., interests having no voting rights) and that the syndication of such interests shall not constitute a Change in Control for purposes of this Section 9.2(b). The Investing Member shall provide notice to CVOP upon the syndication of its investor/limited partner interests, which such notice shall provide the identity of such investors/limited partners, as the case may be.

(c) No Investing Member may effect a Transfer of its Membership Interests if, (i) in the opinion of legal counsel for the Company, such proposed Transfer would require the registration of the Units (or any other evidence of the ownership interests in the Company) under the Securities Act of 1933, as amended, or would otherwise violate any applicable federal or state securities or “Blue Sky” law (including investment suitability standards) or (ii) the assignee is not an Accredited Investor within the meaning of Rule 501 of the Securities Act of 1933, as amended.

(d) No Transfer by the Investing Member of its Units may be made to any Person if (i) in the opinion of legal counsel for the Company, the Transfer would result in the Company’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code, or (iii) the Transfer would create a risk that the Carter REIT would not be taxed as a REIT for federal income tax purposes.

(e) Any Transfer in contravention of any of the provisions of this Article IX shall be, to the fullest extent permitted by law, void and ineffectual and shall not be binding upon, or recognized by, the Company.

Section 9.3 ADMISSION OF SUBSTITUTE MEMBER.

(a) Subject to the other provisions of this Article IX (including, without limitation, the provisions of Section 9.2), an assignee of the Membership Interest of a Member (including, without limitation, any purchaser, transferee, donee, or other recipient of any disposition of such Membership Interest) shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

(i) the assignee has obtained the prior written consent of the applicable Member, if required, as to its admission as a Substitute Member, which consent may be given or denied in the exercise of such Member’s sole and absolute discretion;

(ii) the assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the consenting Member may require in order to effect the admission of such Person as a Member;

(iii) the assignee shall have delivered a letter containing the representation and warranty set forth in Section 9.8 and the agreement set forth in Section 9.8;

(iv) if the assignee is a corporation, partnership or trust, the assignee shall have provided the Managing Member with evidence satisfactory to counsel for the Company of the assignee’s authority to become a Member under the terms and provisions of this Agreement;

(v) the assignee shall have executed a power of attorney containing reasonable terms and provisions; and

(vi) the assignee shall have paid all reasonable legal fees of the Company and the Managing Member and all filing and publication costs incurred in connection with its substitution as a Member.

(b) For the purpose of allocating profits and losses and distributing cash received by the Company, a Substitute Member shall be treated as having become, and appearing in the records of the Company as, a Member upon the later of the date specified in the transfer documents, or the date on which the Managing Member has received all necessary instruments of transfer and substitution.

(c) The Managing Member shall as promptly as practicable take all action required to effectuate the admission of the Person seeking to become a Substitute Member, including preparing the documentation required by this Section and making all official filings and publications, if any.

Section 9.4 RIGHTS OF ASSIGNEES OF MEMBERSHIP INTERESTS.

(a) Subject to the provisions of Sections 9.2 and 9.3 hereof, except as required by operation of law, the Company shall not be obligated for any purposes whatsoever to recognize the assignment by any Member of its Membership Interest until the Company has received notice thereof. If the applicable Member, in its sole and absolute discretion, does not consent to the admission of any transferee of any Membership Interest as a Substitute Member in connection with a Transfer permitted by Section 9.2, such transferee shall be considered an assignee for the purposes of this Agreement. An assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions attributable to the Units assigned.

(b) Any Person who is the assignee of all or any portion of a Member’s Membership Interest, but does not become a Substitute Member and desires to make a further assignment of such Membership Interest, shall be subject to all of the provisions of this Article IX to the same extent and in the same manner as any Member desiring to make an assignment of its Membership Interest.

Section 9.5 [INTENTIONALLY OMITTED]

Section 9.6 TRANSFEREES. Any Membership Interests owned by the Members and transferred pursuant to this Article IX shall be and remain subject to all of the provisions of this Agreement.

Section 9.7 ABSOLUTE RESTRICTION. Notwithstanding any provision of this Agreement to the contrary other than Section 9.9, (i) no sale or exchange of any interest in the Company may be made if the interest sought to be sold or exchanged, when added to the total of all other interests sold or exchanged within the period of twelve (12) consecutive months ending with the proposed date of the sale or exchange, would result in the termination of the Company under Section 708 of the Code, if such termination would materially and adversely affect the Company or any Member and (ii) without the written consent of all the Members, the Company shall not (A) issue any new Units, (B) issue any debt or equity securities of any kind or (C) issue or grant any subscriptions, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interests in the right to purchase or otherwise acquire any interests in the Company at any time or upon the happening of any stated event.

Section 9.8 INVESTMENT REPRESENTATION. Each Member hereby represents and warrants to each other Member and to the Company that the acquisition of its Membership Interest is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Membership Interest. The Investing Member agrees that he will not sell, assign or otherwise transfer his Membership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not similarly represent and warrant and similarly agree not to sell, assign or transfer such Membership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.

Section 9.9 PURCHASE OPTION.

(a) Option. Commencing upon the first anniversary of the date of this Agreement, and continuing thereafter, CVOP shall have the option to purchase, or cause its designee to purchase, all but not less than all, of the Investing Member’s Membership Interest at a purchase price equal to the product of (a) the Investing Member’s Capital Contribution and (b) times the Return Multiple applicable to the month in which CVOP, or the Company, as applicable, closes the acquisition of Investing Member’s Membership Interest (such price, the “Purchase Option Price”).

(b) Redemption. Notwithstanding the foregoing Section 9.9(a), but provided the Company is permitted by applicable law (as well as any agreements to which the Company is bound) to effect a redemption of Investing Member’s Membership Interest for the Purchase Option Price , CVOP may elect to effect the purchase option as a redemption by the Company.

(c) Exercise. CVOP may exercise its purchase option by delivering written notice to the Investing Member pursuant to the provisions of this Section 9.9 (the “Purchase Election Notice”).

(d) Closing.

(i) The purchase of the Units being sold or otherwise transferred pursuant to any of the provisions of this Section 9.9 shall be consummated within thirty (30) days after the delivery of the Purchase Election Notice, the exact time, place and manner of closing as may be agreed upon by the parties or, if they cannot agree, on the first business day which is twenty five (25) days following the delivery of the Purchase Election Notice, at the principal offices of the Company at 10:00 a.m. local time.

(ii) At such closing and subject to the receipt of the Purchase Option Price, the Investing Member shall execute such assignments of Membership Interests and other documents and assurances as CVOP may reasonably request to consummate the purchase of the Units and to vest in CVOP, or its nominee, the entire right, title and Membership Interest of the Investing Member in the Company. Any and all instruments executed in connection with the closing shall be without recourse, representation or warranty whatsoever except that the Investing Member shall represent that (i) the Units being sold by it are free and clear of all liens, encumbrances and rights of others, (ii) it has full right and authority to sell such Units, (iii) the sale has been duly authorized, and (iv) the selling party has not taken any action in violation of this Agreement. Notwithstanding the foregoing and provided the Managing Member complies with the requirements of this Section 9.9, the Investing Member’s Membership Interests/Units shall automatically transfer to CVOP upon payment in full for such interests as provided by Section 9.9(d)(iii) regardless of whether the Investing Member executes the documentation requested by CVOP and referred to in this Section 9.9(d)(ii).

(iii) All consideration to be paid to Investing Member shall be paid by federal wire of immediately available funds at the closing.

(iv) Pending the closing, the Property shall be operated and maintained and the business of the Company conducted consistent with prior practices. Pending the closing, the Members shall cooperate with respect to the negotiation and execution of any applications and commitments for financing to be secured by the Property, provided that the Investing Member shall have no liability thereunder and CVOP shall indemnify, defend and hold harmless the Investing Member and the Company from all claims, loss and damages in connection therewith.

(v) Each Member shall pay the fees and expenses of its own counsel in connection with any transfer pursuant to this 9.9. All other expenses of the transactions contemplated by this Section 9.9 (including, without limitation, any real estate transfer taxes, documentary, recording tax or similar tax on a transfer of Units) shall, unless otherwise expressly provided in this Section 9.9, be paid by the Managing Member.

(vi) At the closing, CVOP and the Investing Member shall deliver favorable opinions of their respective counsel to the effect that the transactions to occur at the closing have been duly authorized.

ARTICLE X

DISSOLUTION AND TERMINATION

Section 10.1 DISSOLUTION. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to this Agreement, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

Upon dissolution of the Company (unless the business of the Company is continued as set forth above), the Managing Member (or its trustee, receiver, successor or legal representative) shall proceed with the winding up of the Company, and its assets shall be applied and distributed as herein provided.

Section 10.2 PAYMENT OF DEBTS. The assets shall first be applied to satisfy of the liabilities of the Company (other than any loans or advances that may have been made by Members to the Company) and the expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof). A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Managing Member to minimize any losses resulting from liquidation.

Section 10.3 DEBTS TO MEMBERS. The remaining assets shall next be applied after payments of the Company’s debts and liabilities referred to in Section 10.2 to the repayment of any loans made by any Member to the Company.

Section 10.4 REMAINING DISTRIBUTION. The remaining assets after payment of all Company debts and liabilities referred to in Sections 10.2 and 10.3 shall then be distributed to the Members in accordance with Section 8.2.

Section 10.5 RESERVE. Notwithstanding the provisions of Sections 10.3 and 10.4, the Managing Member may retain such amount as it deems necessary as a reserve for any contingent, conditional or un-matured liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time in accordance with the Act, shall be distributed pursuant to the provisions of this Article X.

Section 10.6 FINAL ACCOUNTING. Each of the Members shall be furnished with a statement examined by the Company’s independent accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the Managing Member with the foregoing distribution plan, the Investing Member shall cease to be such, and the Managing Member, as the sole remaining Member of the Company, shall execute and cause to be filed a Certificate of Cancellation of the Company and any and all other documents necessary with respect to termination and cancellation of the Company.

Section 10.7 ADMISSION OF SPECIAL MEMBER. Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon an assignment by such last remaining Member of all of its limited liability company interest in the Company and the admission of a Substitute Member in accordance with the provisions of Article IX), the Special Member shall, without any action of any Person and simultaneously with the last remaining Member ceasing to be a member of the Company, automatically be admitted to the Company as member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement; provided, however, the Special Member, who is acting as a member of the Company, shall automatically cease to be member of the Company upon the admission to the Company of a substitute Member. The Special Member, while acting as a member of the Company shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member of the Company, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as a member of the Company, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. The Special Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as a member, the Special Member shall not be a member of the Company.

Section 10.8 EFFECT OF BANKRUPTCY OF MEMBER.

(a) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or of a Special Member shall not in and of itself cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each Member and the Special Member waive any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of such Member or Special Member, or the occurrence of an event that causes the Member or Special Member to cease to be a member of the Company.

ARTICLE XI

AMENDMENTS

Section 11.1 AUTHORITY TO AMEND.

(a) In addition to any other provisions of this Agreement that expressly empower and enable the Managing Member to amend this Agreement without the approval of any other Member, but in any event subject to the restrictions set forth elsewhere in this Agreement, this Agreement may be amended by the Managing Member without the approval of any other Member if such amendment (i) is solely for the purpose of clarification or is of an inconsequential nature and does not change the substance hereof and the Company has obtained an opinion of counsel to that effect, (ii) is to add to the obligations of the Managing Member or causes the Managing Member to surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Investing Member, (iii) is to reflect the admission, substitution, termination or resignation of Members in accordance with this Agreement, (iv) is to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion ruling or regulation of a federal or state agency or contained in federal or state law, or (v) is, in the opinion of counsel for the Company, necessary or appropriate to satisfy requirements of the Code with respect to partnerships or REITs or of any federal or state securities laws or regulations. Except as otherwise provided in this Agreement and to the fullest extent permitted by law, any amendment made pursuant to this Section 11.1(a) may be made effective as of the date of this Agreement.

(b) Notwithstanding any contrary provision of this Agreement, any amendment to this Agreement which would reasonably be expected to (i) adversely affect the limited liability of the non-Managing Member, (ii) impose on the non-Managing Member any obligation to make additional Capital Contributions to the Company, (iii) change the method of allocation of profit and loss as provided in Article V or the distribution provisions of Articles VIII and X hereof (except as specifically permitted by this Agreement), (iv) seek to impose personal liability on the non-Managing Member, or (v) adversely affect any economic, voting, approval or other right or entitlement of the non-Managing Member under this Agreement, shall require the consent and approval of such non-Managing Member.

(c) Except as otherwise specifically provided in this Section 11.1 and the other restrictions set forth in this Agreement, amendments to this Agreement shall require the written approval of CVOP and the Investing Member.

Section 11.2 NOTICE OF AMENDMENTS. A copy of any amendment to be approved by the Members pursuant to Sections 11.1(b) or 11.1(c) shall be mailed in advance to such Members. Members shall be notified as to the substance of any amendment pursuant to Sections 11.1(a), 11.1(b) or 11.1(c), and upon request shall be furnished a copy thereof.

ARTICLE XII

[INTENTIONALLY OMITTED]

ARTICLE XIII

CONSENTS, APPROVALS, VOTING AND MEETINGS

Section 13.1 METHOD OF GIVING CONSENT OR APPROVAL. Any consent or approval required by this Agreement may be given as follows:

(a) by a written consent given by the consenting Member and received by the Managing Member at or prior to the doing of the act or thing for which the consent is solicited, provided that such consent shall not have been nullified by:

(i) Notice to the Managing Member of such nullification by the consenting Member prior to the doing of any act or thing, the doing of which is not subject to approval at a meeting called pursuant to Section 13.2, or

(ii) Notice to the Managing Member of such nullification by the consenting Member prior to the time of any meeting called pursuant to Section 13.2 to consider the doing of such act or thing, or

(iii) The negative vote by such consenting Member at any meeting called pursuant to Section 13.2 to consider the doing of such act or thing.

(b) by the affirmative vote by the consenting Member for the doing of the act or thing for which the consent is solicited at any meeting called pursuant to Section 13.2 to consider the doing of such act or thing; or

(c) by the failure of the Member to respond or object to a request from the Managing Member sent in accordance with the provisions of Section 15.5 for such Member’s consent within thirty (30) days from its receipt of such request.

Section 13.2 MEETINGS OF MEMBERS. Any matter requiring the consent or vote of all or any of the Members may be considered at a meeting of the Members held not less than five (5) nor more than sixty (60) days after notice thereof shall have been given by the Managing Member to all Members. Such notice (i) may be given by the Managing Member, in its discretion, at any time, or (ii) shall be given by the Managing Member within fifteen (15) days after receipt from Investing Member of a request for such meeting.

Section 13.3 SUBMISSIONS TO MEMBERS. The Managing Member shall give the Members notice of any proposal or other matter required by any provision of this Agreement, or by law, to be submitted for consideration and approval of the Members. Such notice shall include any information required by the relevant provision or by law.

ARTICLE XIV

SPECIAL PURPOSE PROVISIONS RELATED TO LOAN

Section 14.1 SPECIAL PURPOSE ENTITY. This Article XIV is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

Section 14.2 SPECIAL PURPOSE PROVISIONS. Notwithstanding any other provision of this Agreement and notwithstanding any provision of law that otherwise so empowers the Company, the Members shall not, and neither shall the Company, for so long as the Loan is outstanding, amend, alter, change or repeal the following Articles or Sections: Section 2.1, Section 2.2, Article III, Section 4.4, Article VI, Article VIII, Article IX, Article X, Article XI, Article XIV, Section 15.1, Section 15.3; Section 15.4, Section 15.7, Section 15.11, and Article I (to the extent that the terms defined in Article I are used in any of the foregoing Sections or Articles) of this Agreement (the “Special Purpose Provisions”), or any other provision of this Agreement in a manner that is inconsistent with any of the Special Purpose Provisions, unless the Lender consents in writing and the Rating Agency Condition is satisfied. Subject to this Article XIV, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Article XI. In the event of any conflict between any of the Special Purpose Provisions and any other provisions of this Agreement, the Special Purpose Provisions shall control.

Section 14.3 MATERIAL ACTIONS. Notwithstanding any other provision of this Agreement and notwithstanding any provision of law that otherwise so empowers the Company, the Members or any other Person, so long as the Loan is outstanding, neither the Members nor any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to and the Company shall not, without the written consent of the Members, take any Material Action and as it relates to items (i) through (iii) of the definition of Material Action, without the written consent of the Lender.

Section 14.4 SPECIAL PURPOSE COVENANTS.

(a) The Members shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Members also shall cause the Company to:

(i) maintain its own separate books and records and bank accounts separate from any other Person;

(ii) at all times hold itself out to the public as a legal entity separate from the Members and any other Person;

(iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(iv) Except as contemplated in the Basic Documents, not commingle its assets with assets of any other Person;

(v) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate financial statements showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Company’s own separate balance sheet;

(vii) pay its own liabilities and expenses only out of its own funds, provided, however, the foregoing shall not require any Member to make any additional capital contributions to the Company;

(viii) maintain an arm’s length relationship with its Affiliates and the Members; and except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, not enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction;

(ix) pay the salaries of its own employees, if any, provided, however, the foregoing shall not require the Members to make any additional capital contributions to the Company;

(x) not hold out its credit or assets as being available to satisfy the obligations of others;

(xi) allocate fairly and reasonably any overhead expenses for shared office space shared with an Affiliate;

(xii) use separate stationery, invoices and checks bearing its own name;

(xiii) not pledge its assets for the benefit of any other Person;

(xiv) correct any known misunderstanding regarding its separate identity; and

(xv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, provided, however, the foregoing shall not require the Members to make any additional capital contributions to the Company.

Failure of the Company, or the Members on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

(b) So long as the Loan is outstanding, the Members shall not cause or permit the Company to:

(i) Except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Article III, the Basic Documents or this Article XIV;

(iii) incur, create or assume any indebtedness other than the Loan and any indebtedness and liabilities within the ordinary course of its business that are related to the ownership and operation of the Property and as expressly permitted under the Basic Documents;

(iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Basic Documents and may make any advance to any entity that is not an Affiliate required or expressly permitted to be made pursuant to any provisions of the Basic Documents and permit the same to remain outstanding in accordance with such provisions;

(v) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents and subject to obtaining any approvals required under this Agreement;

(vi) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(vii) Except as contemplated or permitted by the Basic Documents, buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities); or

(viii) own any asset or property other than the Property and incidental personal property necessary for the ownership or operation of the Property.

ARTICLE XV

MISCELLANEOUS

Section 15.1 GOVERNING LAW. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 15.2 AGREEMENT FOR FURTHER EXECUTION. At any time or times upon the request of the Managing Member, each Member hereby agrees to sign, swear to, acknowledge and deliver all further documents and certificates required by the laws of Delaware, or any other jurisdiction in which the Company does, or proposes to do, business, or which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act. This Section 15.2 shall not prejudice or affect the rights of a Member to approve certain amendments to this Agreement pursuant to Sections 11.1(b) and 11.1(c).

Section 15.3 ENTIRE AGREEMENT; BINDING AGREEMENT.

(a) This Agreement and the exhibits attached hereto contain the entire understanding among the parties and supersede any prior understandings or agreements among them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

(b) Notwithstanding any other provision of this Agreement, the Members agree that this Agreement, including, without limitation, the Special Purpose Provisions, constitute a legal, valid and binding agreement of the Members, and is enforceable against the Members, in accordance with its terms.

Section 15.4 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 15.5 NOTICES. Notices to Members or to the Company shall be deemed to have been given when personally delivered, mailed by prepaid registered or certified mail, or sent for next day delivery via a nationally recognized overnight courier or delivery service, addressed as set forth in Exhibit A attached hereto, unless a notice of change of address has previously been given in writing by the addressee to the addressor, in which case such notice shall be addressed to the address set forth in such notice of change of address.

Section 15.6 TITLES AND CAPTIONS. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute the same instrument; and signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures. This Agreement may be executed in multiple counterparts, each one of which shall constitute an original executed copy of this Agreement.

Section 15.8 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

Section 15.9 SURVIVAL OF RIGHTS. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Members and the Company and their respective legal representatives, successors, transferees and assigns.

Section 15.10 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 15.11 CREDITORS. Other than as expressly set forth herein with respect to the Indemnitees and to the Lender with respect to the Special Purpose Provisions, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company. Nothing in this Agreement shall be deemed to create any right in any Person (other than an Indemnitee) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than an Indemnitee).

Section 15.12 UNIT CERTIFICATES. If the Managing Member so elects, Units shall be evidenced by numbered certificates in such form as shall be approved by the Managing Member, signed by the Managing Member. Any such Unit certificates shall be kept in a book and shall be issued in consecutive order therefrom. The name of the person owning the Units, the number of Units, and the date of issue shall be entered on the stub of each certificate. Unit certificates exchanged or returned shall be canceled by the Managing Member and returned to their original place in the Unit book.

Section 15.13 CONFIDENTIALITY.

(a) The Managing Member and the Investing Member shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and the Managing Member and the Investing Member shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party:

(i) the terms of this Agreement;

(ii) any of the information in respect of the Property delivered to or for the benefit of the Managing Member whether by its employees and representatives (the “Managing Member’s Representatives”) or the Investing Member or its respective employees and representatives (the “Investing Member’s Representatives”); and

(iii) the identity of any direct or indirect owner of any beneficial interest in the Investing Member or the Managing Member.

(b) Notwithstanding Section 15.13(a), the Members may disclose such information:

(i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, as customarily disclosed to such parties in connection with similar acquisitions;

(ii) as any governmental agency may require in order to comply with applicable Laws or a court order or as may be required for any disclosure or filing requirements of the Securities Acts and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law; or

(iii) to the extent that such information is a matter of public record or is otherwise publicly known or available.

(c) The Investing Member hereby confirms its agreement to indemnify, defend and hold the Managing Member free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of the Investing Member’s breach of this Section 15.13.

(d) The Managing Member hereby confirms its agreement to indemnify, defend and hold the Investing Member free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of the Managing Member’s breach of this Section 15.13.

Section 15.14 REPRESENTATIONS AND WARRANTIES OF CVOP. CVOP represents and warrants to and covenants with the Investing Member as follows;

(a) Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct the business of the Company.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms.

(c) Consents and Authority. No consents or approvals are required from any governmental authority or other Person for the Member to enter into this Agreement and the Company. All action on the part of such Member necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken.

(d) No Conflict. The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties or assets are bound or any law, rule, regulation, order or decree to which it or its properties or assets are subject.

(e) Company. The Company (A) is hereby formed upon the execution of this Agreement, (B) has not engaged in any business or activity of any kind, other than to enter into a purchase agreement to acquire the Property and (C) other than the Loan, has no debts, liabilities or obligations of any kind, known or unknown, contingent or accrued, asserted or unasserted. The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of the Delaware and has all requisite power and authority to own, operate, or lease the properties owned, operated, or leased by the Company and to carry on its business as it has been and is currently conducted as of the date hereof. The Company is qualified to do business and is in good standing in Texas. As of the date hereof, there are no existing agreements, subscriptions, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interests in the right to purchase or otherwise acquire any interests in the Company at any time or upon the happening of any stated event.

Section 15.15 NO BROKER. Each Member represents and warrants that it has not dealt with any broker in connection with this Agreement and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of this representation and warranty being false. Each Member further represents and warrants that it has not dealt with any broker with respect to the acquisition of its Company Interests, or the acquisition by the Company of the Company Assets, and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of this representation and warranty being false.

(SIGNATURES ON FOLLOWING PAGES)

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT

OF

DC-3300 ESSEX, LLC

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

MANAGING MEMBER

CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: Carter Validus Mission Critical REIT, Inc., a Maryland corporation, its general partner

By:	/s/ Todd Sakow

Name:	Todd Sakow

Title:	CFO

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT

OF

DC-3300 ESSEX, LLC

INVESTING MEMBER

PAL DC DALLAS, LLC, a Delaware limited liability company

By:	/s/ Alex Hurst

Name:	Alex Hurst

Title:	Managing Member

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT

OF

DC-3300 ESSEX, LLC

SPECIAL MEMBER

/s/ Julia McCullough
Julia McCullough

EXHIBIT A

MEMBERS, CAPITAL CONTRIBUTIONS, UNITS

AS OF JULY 14, 2011

	Capital Contribution	Number of Units Held	Percentage Interest
MEMBERS:

CVOP: Carter/Validus Operating Partnership, LP 4211 West Boy Scout Blvd. Suite 520 Tampa, Florida 336070 with a copy of notices sent to: Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 Fax: 404-365-9532 Attn: Heath D. Linsky	$7,570,019	7,570,019	55.8%

Investing Member: PAL DC Dallas, LLC 100 S Pointe Dr Apt 2808 Miami Beach, FL 33139 Attn: Alexander B. Hurst with a copy of notices sent to: Greenberg Traurig, LLP 450 South Orange Avenue Suite 650 Orlando, FL 32801 Fax: 407-420-5909 Attn: Joel D. Maser	$6,000,000	6,000,000	44.2%

A-1